EXHIBIT 23.2

                         Consent of Independent Auditors

      We consent to the use of our report dated May 29, 1998 and the financial statements of Advanced Environmental Systems, Inc. for the periods ended December 31, 1997 and December 31, 1996 in the Annual Report on Form 10-KSB for the year ended December 31, 1998 of Teletrak Environmental Systems, Inc.

      Baril & Smith

      /s/ Baril & Smith

      Woburn, Massachusetts

      October 13, 1999